Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT

AND NON-COMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT is executed as of the 25th day of April, 2017, by and among Addus HealthCare, Inc., an Illinois corporation (“Company”), and Darby Anderson, an individual domiciled in the State of Illinois (“Executive”).

WHEREAS, the Company, its subsidiaries and affiliates (collectively, the “Addus HealthCare Group”) provide home health staffing, home care services, to individuals, county and state governments, health maintenance organizations, independent physician associations, insurance companies, facilities, other business purchasers of such services, and to the general public at large; and,

WHEREAS, the Addus HealthCare Group is currently engaged in the business of providing paraprofessional and professional home care services under contracts with state and local government agencies and contracts with private payors; and,

WHEREAS, the Executive is currently employed by the Company as its Executive Vice President and Chief Development Officer pursuant to an Amended and Restated Employment and Non-Competition Agreement dated August 27, 2007, as amended by a letter agreement dated September 30, 2009; and,

WHEREAS, the Executive and the Company are desirous of memorializing, in writing, all of their agreements with respect to the Executive’s further employment by the Company; and,

WHEREAS, by virtue of the Executive’s employment by the Company pursuant to the terms hereof, the Executive will obtain and become familiar with certain confidential and proprietary information relating to the Addus HealthCare Group; and

WHEREAS, the Company desires to protect the goodwill and all proprietary rights and information of the Addus HealthCare Group.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Term of Employment. The Company hereby employs the Executive, and the Executive hereby accepts continued employment by the Company, for the period commencing as of the date of this Agreement (“Commencement Date”) and ending on the fourth (4th) anniversary of the Commencement Date, or on such earlier date as provided pursuant to the terms and conditions of this Agreement (the “Initial Employment Term”). At the end of the Initial Employment Term, this Agreement shall automatically renew for successive one (1) year terms (each, an “Additional Employment Term”, and together with the Initial Employment Term, the “Employment Term”) unless the Company provides notice to the Executive of its intention not to renew this Agreement at least thirty (30) days prior to the expiration of the Initial Employment Term or any Additional Employment Term.

During the Employment Term, the Executive shall (i) devote substantially all of his professional time, loyalty and efforts to discharge his duties hereunder on a timely basis; (ii) use his best efforts to loyally and diligently serve the business and affairs of the Addus HealthCare Group; and (iii) endeavor in all respects to promote, advance and further the Addus HealthCare Group’s interests in all matters.

2.	Employment Duties. The Company currently employs the Executive as its Executive Vice President and Chief Development Officer. The Executive’s principal duties and responsibilities shall be those duties and responsibilities assigned by the Company’s Chief Executive Officer.

3.	Compensation. The Company will pay the Executive as follows during the Employment Term:

(a)	Base Salary. Commencing March 5, 2017, the Company shall pay the Executive a base salary at the rate of Three Hundred Fifteen Thousand and 00/100 Dollars ($315,000.00) per annum, which shall be paid in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable Federal, State and local taxes. Thereafter, the Executive’s base salary shall be subject to review and adjustment by the compensation committee (the “Compensation Committee”) of the board of directors of Addus HomeCare Corporation (“Addus HomeCare”) (the “Board of Directors”) on or about January 1, 2019, and annually thereafter for each year during the Employment Term (as adjusted from time-to-time, the “Base Salary”).

(b)	Bonus. The Executive, at the discretion of the Compensation Committee, shall be eligible (but not entitled) to receive an annual bonus during each fiscal year in an amount not greater than the amount set forth on Exhibit A attached hereto, which amount may be amended at the sole discretion of the Compensation Committee. All amounts payable pursuant to this Section 3(b) shall be paid within no more than thirty (30) days after completion of Addus HomeCare’s audited financial statements for the then current fiscal year, but in all events, in the fiscal year following the fiscal year in which it was earned, and shall be subject to applicable withholding taxes. Bonus is not salary and is earned on the day it is paid. To be eligible to receive the bonus, the Executive must be employed and in good standing and must not have given notice of termination on or prior to such date.

4.

Expenses. It is recognized that the Executive in the performance of his duties hereunder may be required to expend sums for travel, entertainment and lodging. During the Employment Term, the Company shall reimburse the Executive for reasonable business expenses incurred by him during the Employment Term in connection with the performance of his duties hereunder conditioned upon and subject to the Company’s established policies and procedures, including written receipt from the Executive of an itemized accounting in accordance with the Company’s regular business expense verification practices.

5.	Benefits. During the Employment Term, the Executive shall be entitled to benefits consistent with benefits paid to other similarly situated employees pursuant to the Company’s administrative benefit plan, and in accordance with its policies, which may change at the sole discretion of the Board of Directions. Benefits shall be at least:

(a)	Four (4) weeks paid vacation during each year of employment. Vacation may be carried over to a subsequent year of employment, up to a maximum of two (2) full years of accrued vacation time thereafter.

(b)	Five (5) days personal/sick leave per year, with pay. Personal/sick days may be carried over to a subsequent year of employment, up to a maximum of two (2) full years of accrued personal/sick days.

(c)	Six Company holidays, plus two floating holidays.

(d)	Coverage under the Company’s Health Benefit Plan, which may change, at the sole discretion of the Company’s Board of Directors, from time to time. The Company will cover the Executive and his dependents, if any, to the same extent and according to the same terms as the Company’s other executives are covered.

(e)	Life insurance policy with a face amount of up to five (5) times the Base Salary, provided that the Company shall not be required to spend greater than three percent (3%) of the Base Salary in purchasing such insurance policy.

(f)	Short-term and long-term disability insurance to the same extent and according to the same terms as the Company’s other executives are covered.

6.	Termination by Company.

(a)	The Company may terminate the Executive’s employment hereunder at any time for reasonable cause. The term “reasonable cause” shall be limited to the following:

(i) The Executives dies or the Executive is physically or mentally disabled (“Disability”) so that the Executive is or, in the opinion of an independent physician retained by the Company for purposes of this determination will be, unable to perform his duties in a manner satisfactory to the Company for a period of ninety (90) days out of any one hundred eighty (180) consecutive-day period (in which event the Executive shall be deemed permanently disabled);

(ii) A material breach or omission by the Executive of any of his duties or obligations under this Agreement (except due to Disability);

(iii) The Executive shall engage in any action that materially damages, or that may reasonably be expected to materially damage, the Company or the business or goodwill thereof;

(iv) The Executive shall breach his fiduciary duty to the Company;

(v) The Executive shall commit any act involving fraud, the misuse or misappropriation of money or other property of the Company, a felony, habitual use of drugs or other intoxicants or chronic absenteeism;

(vi) Gross negligence or willful misconduct by the Executive which is materially injurious to the Company;

(vii) The Executive shall commit acts constituting gross insubordination, such as, without limitation, the intentional disregard of any reasonable directive of the Company’s CEO or Board of Directors;

(viii) The Executive shall fail to perform any material duty in a timely and effective manner and shall fail to cure any such performance deficiency after receipt of written notice of the deficiency from the Company’s CEO or Board of Directors, which notice shall designate the period of time within which the performance deficiency must be cured to the satisfaction of the Company’s CEO or the Board of Directors, as applicable, in order to prevent a termination for reasonable cause; provided, however, that Executive shall only be permitted the opportunity to cure performance deficiency two times in any twelve-month rolling period.

Termination of the Executive’s employment for reasonable cause shall terminate the Employment Term but shall not affect the Executive’s obligations pursuant to Paragraph 9 hereof, which obligations shall remain in effect for the period therein provided.

(b)	The Company may terminate the Executive’s employment hereunder at any time for any reason other than reasonable cause upon not less than thirty (30) days prior written notice. If the Company terminates the Executive’s employment hereunder upon less than thirty (30) days prior notice, the Company shall pay the Executive a pro rata portion of his salary and shall continue to provide the benefits described in Section 3 and Section 5, respectively, for the period of deficient notice.

7.

Termination by The Executive. The Executive may terminate his obligations hereunder upon not less than thirty (30) days prior written notice to the Company. If the Executive terminates his employment hereunder upon less than thirty (30) days prior written notice, the Executive shall pay the Company a pro rated portion of his salary and benefits described in Section 3 and Section 5, respectively, for the period of deficient notice. The Company (a) at its sole option, may waive all or any portion of such notice requirement and (b) shall waive all or a portion of such notice requirement upon the Executive’s payment of that portion of the Executive’s annual Base Salary that would otherwise be paid to the Executive during the remaining notice period.

Termination of the Executive’s employment by the Executive shall terminate the Employment Term, but shall not affect the Executive’s obligations pursuant to Paragraph 9 hereof which obligations shall remain in effect for the period therein provided.

8.	Rights and Obligations Upon Termination.

(a)	If the Executive’s employment is terminated by the Company pursuant to Paragraph 6 (a) hereof, the Executive shall have no further rights against the Company hereunder, except for the right to receive:

(i) Any unpaid Base Salary under Paragraph 3(a) hereof for any period prior to the effective date of termination;

(ii) Any accrued but unpaid benefits under Paragraph 5 hereof.

(b)	If the Executive’s employment is terminated by the Company pursuant to Paragraph 6(b) hereof, the Executive shall be entitled to, in lieu of any further salary payments to the Executive for periods subsequent to the date of termination;

(i) Any unpaid Base Salary under Paragraph 3(a) hereof for any period prior to the effective date of termination;

(ii) A pro rata payment for bonus under Paragraph 3(b) hereof for any period prior to the effective date of such termination;

(iii) Any accrued but unpaid benefits under Paragraph 5 hereof, in accordance with the terms of the applicable plan or arrangement;

(iv) Conditioned upon Executive’s strict compliance with the post-employment restrictions described in Section 9 below, Severance Pay in the total amount equal to one (1) times the Executive’s Annual Cash Compensation (as hereinafter defined) to be paid in equal installments on the Company’s regular pay dates for one (1) year following termination of the Executive’s employment by the Company (subject to customary withholding and payroll taxes), plus, if the Executive timely elects to continue his health, dental and/or vision insurance coverage under COBRA, the Executive shall be eligible to receive after-tax cash payments equal to the difference between his COBRA continuation coverage premiums and the amount of premiums paid by similarly-situated active employees of the Company under the Company’s health, dental and/or vision insurance plans, for a period of twelve (12) months following the Executive’s date of termination of employment, to be paid in equal installments on the Company’s regular pay dates (subject to applicable tax withholdings and deductions).

For purposes of this Agreement, “Annual Cash Compensation” shall mean the sum of (a) the highest annual Base Salary in effect for the Executive and (b) the greater of (i) the Executive’s last year’s bonus, if any, or (ii) the annualized amount of the Executive’s current year’s bonus; provided however, neither clause (i) nor (ii) shall exceed fifty percent (50%) of the Executive’s current annual Base Salary.

(c)	If the Executive’s employment is terminated by the Executive pursuant to Section 7 hereof, the Executive or his estate shall have no further rights against the Company, except for the right to receive, with respect to the period prior to the effective date of termination;

(i) Any unpaid Base Salary under Paragraph 3(a); and

(ii) Any accrued but unpaid benefits under Paragraph 5 hereof. Such Payments shall be made to the Executive whether or not the Company chooses to utilize the services of the Executive for the required notice period.

(d)	The Executive acknowledges and agrees that the Company’s obligations to make payments pursuant to Sections 8(b)(ii) and (b)(iv) above are expressly conditioned on the Executive timely executing, delivering and not revoking a customary general release in form and substance satisfactory to the Company within the period that is sixty (60) days following the date of the Executive’s termination of employment or service with the Company. To the extent that such sixty (60) day period spans two (2) calendar years, no payment of any severance amount or benefit that is (i) considered to be nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code §409A”) and (ii) conditioned upon the release, shall be made before the first day of the second calendar year, regardless of when the release is actually executed and returned to the Company.

9.	Covenants of the Executive.

(a)	No Conflicts. The Executive represents and warrants that he is not personally subject to any agreement, order or decree, which restricts his acceptance of this Agreement and performance of his duties with the Company hereunder.

(b)	Non-Competition. During the Employment Term and for a period of time following the termination of the Employment Term equal to the greater of one (1) year, or the period of time during which Executive receives Severance Pay (the “Restrictive Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, either on his own behalf or on behalf of any other person or entity with whom he may manage, control, participate in, consult with, render services for or be employed or associated, compete with the Business (as hereinafter defined) in any of the following described manners:

(i) Engage in, assist or have any interest in, as principal, consultant, advisor, agent, financier or employee, any business entity which is, or which is about to become engaged in, providing goods or services in competition with the Addus HealthCare Group within a geographic radius of thirty (30) miles from any Addus HealthCare Group branch office; or

(ii) Solicit or accept any business (or help any other person solicit or accept any business) from any person or entity which on the date of this Agreement is a customer of the Addus HealthCare Group or which during the Employment Term becomes a customer of the Addus HealthCare Group. For purposes hereof, the term “Business” means the business of providing home care services of the type and nature that the Addus HealthCare Group then performed and/or any other business activity in which the Addus HealthCare Group then performed or program or service then under active development proposed to be performed and/or any other business activity in which the Addus HealthCare Group becomes engaged in on or after the date hereof while the Executive is employed by the Company. Furthermore, during the Restrictive Period, the Executive shall not directly or indirectly, (A) induce or attempt to induce any employee of the Addus HealthCare Group to terminate such employee’s relationship with the Addus HealthCare Group or in any way interfere with the relationship between the Addus HealthCare Group and any employee thereof, or (B) induce or attempt to induce any customer, referral source, supplier, vendor, licensee or other business relation of the Addus HealthCare Group to cease doing business with the Addus HealthCare Group, or in any way interfere with the relationship between any such customer, referral source, supplier, vendor, licensee or business relation, on the one hand, and the Addus HealthCare Group, on the other hand. Notwithstanding the foregoing provisions, nothing herein shall prohibit the Executive from owning 1% or less of any securities of a competitor, if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the NASDAQ market or otherwise. If, at the time of enforcement of this Section 9(b), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated

period, scope or area determined to be reasonable under the circumstances by such court.

(c)	Non-Disclosure. The Executive shall not disclose or use, except when necessary to further the interests of the Business, any Trade Secret (as hereafter defined) of the Addus HealthCare Group, whether such Trade Secret is in the Executive’s memory or embodied in writing or other physical form. For purposes of this Paragraph, “Trade Secret” means any information, not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, (i) trade secrets, (ii) the business or affairs of the Addus HealthCare Group, (iii) client and customer lists, (iv) products or services, (v) fees, costs, and pricing structures, (vi) charts, manuals and documentation, (vii) databases, (viii) accounting and business models, (ix) designs, (x) analyses, (xi) drawings, photographs and reports, (xii) computer software, (xiii) copyrightable works, (xiv) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xv) sales records and (xvi) other proprietary commercial information. Said term, however, shall not include general “know-how” information acquired by the Executive during the course of his employment which could have been obtained by him from public sources without the expenditure of significant time, effort and expense.

(d)	Covenant Regarding Confidential and Proprietary Information.

(i) The Executive will promptly disclose in writing to the Company each improvement, discovery, idea, invention, and each proposed publication of any kind whatsoever, relating to the Business made or conceived by the Executive either alone or in conjunction with others while employed hereunder if such improvement, discovery, idea, invention or publication results from or was suggested by such employment (whether or not patentable and whether or not made or conceived at the request of or upon the suggestion of the Company, and whether or not during his usual hours of work, whether in or about the premises of the Addus HealthCare Group and whether prior or subsequent to the execution hereof). The Executive will not disclose any such improvement, discovery, idea, invention or publication to any person, entity or governmental authority, except to the Company. Each such improvement, discovery, idea, invention and publication shall be the sole and exclusive property of, and is hereby assigned by the Executive to the Company, and at the request of the Company, the Executive will assist and cooperate with the Company and any person or entity from time to time designated by the Company to obtain for the Company or its designee the grant of any letters patent in the United States of America and/or such other country or countries as may be designated by the Company, covering any such improvement, discovery, idea, invention or publication and will in connection therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including, without limitation, the giving of testimony) as the Company may from time to time reasonably request. The foregoing provisions of this Section 9(d) shall not apply to any improvement, discovery, idea, invention of publication for which no equipment, supplies, facilities or confidential and proprietary information of Addus HealthCare Group was used and which was developed entirely on the Executive’s own time, unless (x) the improvement, discovery, idea, invention or publication relates to the Business or the actual or demonstrably anticipated research or development of the Business, or (y) the improvement, discovery, idea, invention or publication results from any work performed by the Executive for the Addus HealthCare Group.

(ii) The Executive recognizes and acknowledges that he will have access to certain confidential and proprietary information of Addus HealthCare Group, including, but not limited to, Trade Secrets and other proprietary commercial information, and that such information constitutes valuable, special and unique property of Addus HealthCare Group. The Executive agrees that he will not, for any reason or purpose whatsoever, except in the performance of his duties hereunder, or as required by law, disclose any of such confidential information to any person, entity or governmental authority without express authorization of the Company.

(e)	Non-Disparagement. The Executive agrees that he will not make any statement, either in writing or orally, that is communicated publicly or is reasonably likely to be communicated publicly, and that is reasonably likely to disparage or otherwise harm the business or reputation of the Addus HealthCare Group, or the reputation of any of its current or former directors, officers, employees or stockholders.

(f)	Return of Documents and Other Property. Upon termination of employment, the Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Addus HealthCare Group within the Executive’s possession or under his control.

The Company acknowledges that the Executive already had certain research and form files that he brought with him and may be using to perform his duties herein and that he will and has been updating and adding to such files during his employment with the Company. Such research and form files will remain and be the property of the Executive and he shall have the right to remove and take such files with him upon any termination of his employment with the Company; however, such files do not include any transaction, project, litigation or other general or specific files of the Company.

(g)	Remedies for Breach. In the event of a breach or threat of a breach of the provisions of this Section 9, the Executive hereby acknowledges that such breach or threat of a breach will cause the Company to suffer irreparable harm and that the Company shall be entitled to an injunction restraining the Executive from breaching such provisions; but the foregoing shall not be construed as prohibiting the Company from having available to it to any other remedy, either at law or in equity, for such breach or threatened breach, including, but not limited to, the immediate cessation of employment and any remaining Severance Pay and benefits pursuant to Section 8 and the recovery of damages from the Executive and the notification of any employer or prospective employer of the Executive as to the terms and conditions hereof (without limiting or affecting the Executive’s obligations under the other paragraphs of this Section 9).

(h)	Acknowledgement. The Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of Addus HealthCare Group. The Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between the Company and the Executive, each being fully informed of all relevant facts. Accordingly, the Executive acknowledges that the foregoing restrictions of this Section 9 are fair and reasonable, are minimally necessary to protect Addus HealthCare Group, its stockholders and the public from the unfair competition of the Executive who, as a result of his employment with the Company, will have had unlimited access to the most confidential and important information of Addus HealthCare Group, its Business and future plans. The Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his employment notwithstanding enforcement of the covenants contained herein.

(i)	Right of Set Off. In the event of a breach by the Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to the Executive, to set-off and apply any and all amounts at any time held by the Company on behalf of the Executive and all indebtedness at any time owing by the Addus HealthCare Group to the Executive against any and all of the obligations of the Executive now or hereafter existing, to the extent such set-off would not result in a penalty under Code §409A with regard to amounts that are deemed deferred compensation under Code §409A.

10.	Prior Agreement. This Agreement supersedes and is in lieu of any and all other employment arrangements between the Executive and the Company or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

11.	Assignment. Neither this Agreement nor any rights or duties of the Executive hereunder shall be assignable by the Executive and any such purported assignment by him shall be void. The Company may assign all or any of its rights hereunder.

12.	Notices. Unless specified in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt or refusal thereof if delivered personally, sent by overnight courier service, mailed by registered or certified mail (return receipt requested), postage prepaid, or emailed to the other party’s email address on the Company’s computer network. Notice to their party hereto, if mailed or sent by overnight courier service, shall be to the following addresses:

(a)	if to the Executive, to:

Darby Anderson

1136 Lathrop Avenue

River Forest, IL 60305

(b)	if to the Company, to:

Addus HealthCare, Inc.

6801 Gaylord Parkway

Suite 110

Frisco, TX 75034

Attention: CEO

with a copy, which shall not constitute notice, to:

Bass Berry & Sims PLC

150 Third Avenue South

Suite 2800

Nashville, TN 37201

Attention: David Cox, Esq.

Telephone: (615) 742-6299

Facsimile: (615) 742-2864

E-mail: dcox@bassberry.com

Any party may change their address for notice by giving all other parties notice of such change pursuant to this Section 12.

13.	Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties to this Agreement.

14.	Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

15.	Invalidity of Any Provision. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision hereof be invalid or unenforceable, such invalidity or enforceability of any provisions shall not effect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision or provisions were omitted.

16.	Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Texas as applied to agreements entirely entered into and performed in Texas by Texas residents exclusive of the conflict of laws provisions of any other state.

17.	Arbitration. Any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability and any disputes with respect to the Executive’s employment with the Company or the termination of such employment), or the breach thereof, shall be settled by individual arbitration (as opposed to class or collective arbitration) administered by a person mutually selected by the Company and the Executive (the “Arbitrator”). If the Company and the Executive are unable to agree upon the Arbitrator within fifteen (15) days, they shall each select an arbitrator within fifteen (15) days, and the arbitrators selected by the Company and the Executive shall appoint a third arbitrator to act as the Arbitrator within fifteen (15) days (at which point the Arbitrator alone shall judge the controversy or claim). The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless the Company and the Executive mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement except pursuant to Section 15. The Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The agreement to arbitrate will be specifically enforceable. The award rendered by the Arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The Company and the Executive shall each pay one-half of the fees of the Arbitrator.

18.

WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE

ANCILLARY AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 18 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 18 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

19.

This Agreement is intended to comply with or be exempt from Code §409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code §409A. Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Code §409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code §409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service. If the Executive is a specified employee within the meaning of that term under Code §409A, then with regard to any payment that is considered non-qualified deferred compensation under Code §409A and payable on account of a separation from service, such payment shall be made on the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”) to the extent required under Code §409A. Upon the expiration of the Delay Period, all payments delayed shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided for in accordance with the normal payment dates specified herein. To the extent any reimbursements or in-kind benefits under this Agreement constitute non-qualified deferred compensation for purposes of Code §409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code §409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall any payment under this Agreement that constitutes non-qualified deferred compensation for purposes of

Code §409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code §409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreements as of the date first written above.

ADDUS HEALTHCARE, INC.

By:	/s/ R. Dirk Allison
Name:	R. Dirk Allison
Title:	President & Chief Executive Officer

/s/ Darby Anderson
DARBY ANDERSON

Exhibit A

Bonus

The Executive is eligible to receive a bonus with a target amount of 75% of the Executive’s annual Base Salary during the applicable calendar year (pro-rated for any partial year), based on the Company’s evaluation of the Executive’s performance compared to established Company and/or individual objectives, in each case, at the discretion of the Compensation Committee of the Board of Directors. The Compensation Committee shall review and establish the objectives and threshold, target and maximum levels with respect to such objectives annually.